Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement of Laboratory Corporation of America Holdings on this Form S-3 and to the incorporation by reference therein of our report dated February 27, 2014, with respect to the consolidated financial statements of Covance Inc. included in Laboratory Corporation of America Holdings Current Report on Form 8-K dated December 4, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
MetroPark, New Jersey
December 4, 2014